Ashford Inc.
Exhibit 10.1
December 14, 2020

Monty J. Bennett
c/o Ashford Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254

RE: Base Salary Payments

Dear Monty,

Reference is made to that certain letter agreement, by and between you and Ashford Inc. (the “Company”), dated as of May 15, 2020 (the “Letter Agreement”), pursuant to which, in light of the uncertainty created by the effects of the novel coronavirus (Covid-19), the Company is currently paying you your base salary (as reduced pursuant to that certain letter agreement, by and between you and the Company, dated as of March 15, 2020 (the “Waiver Letter”)) in the form of unrestricted shares of common stock of the Company, par value $0.001 per share (“Common Stock”), in lieu of cash (the “Base Salary Arrangement”). The Base Salary Arrangement was originally scheduled to continue through and including the Company’s last payroll period in 2020.

As we have discussed, in light of the continuing uncertainty created by the Covid-19 pandemic, you hereby agree that the Base Salary Arrangement shall instead continue until such time as it is terminated by the Company’s Board of Directors, and the “Effective Period” in the Letter Agreement shall be deemed amended to continue until such termination.

By your signature below, you hereby acknowledge and consent to the extension of the Base Salary Arrangement, and further acknowledge and agree that you shall not have, and hereby waive, any right to resign for “Good Reason” (or any term of similar meaning) solely in connection with the payment of your base salary in the form of Common Stock as described in this letter and the Letter Agreement, under any and all employment, compensation, and benefits agreements, programs, policies, and arrangements of the Company and the entities that it and its subsidiaries advise, including, without limitation, your employment agreement with the Company (and Ashford Hospitality Advisors, LLC). You expressly acknowledge and agree that all such entities are third party beneficiaries of this letter agreement. Except as expressly set forth herein, the Letter Agreement (and the Waiver Letter) remain in full force and effect in accordance with their terms.

We appreciate your continued service in helping the Company navigate the uncertainty created by Covid-19.

[signature page follows]

Very truly yours,

ASHFORD INC.

/s/ Robert G. Haiman
By: Robert G. Haiman
Its: EVP, General Counsel & Secretary

ACKNOWLEDGED AND AGREED:

/s/ Monty J. Bennett
Monty J. Bennett
[Signature Page to Bennett Letter re: Extension of Equity-Paid Base Salary]